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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                SCHEDULE 13E-3/A
                        RULE 13E-3 TRANSACTION STATEMENT
       (PURSUANT TO SECTION 13(e) OF THE SECURITIES EXCHANGE ACT OF 1934)

                                AMENDMENT NO. 5


                          NIHON AMWAY KABUSHIKI KAISHA
                 (Exact name of Issuer as Specified in Charter)

                              AMWAY JAPAN LIMITED
                   (Translation of Issuer's Name in English)


                                N.A.J. CO., LTD.
                              ALAP HOLD CO., LTD.
                              AMWAY JAPAN LIMITED
                             RICHARD M. DEVOS, JR.
                              STEPHEN A. VAN ANDEL

                      (Names of Persons Filing Statement)

                           COMMON STOCK, NO PAR VALUE

      AMERICAN DEPOSITARY SHARES, EACH REPRESENTING ONE-HALF OF ONE SHARE
           OF COMMON STOCK, EVIDENCED BY AMERICAN DEPOSITARY RECEIPTS
                         (Title of Class of Securities)

                                 03 234 J 10 0
                             (CUSIP Number of ADSs)
                            ------------------------

                             CRAIG N. MEURLIN, ESQ.
                   SENIOR VICE PRESIDENT AND GENERAL COUNSEL
                               AMWAY CORPORATION
                            7575 FULTON STREET EAST
                              ADA, MICHIGAN 49355
                                 (616) 787-6000
      (Name, Address and Telephone Number of Person Authorized to Receive
      Notices and Communications on Behalf of Person(s) Filing Statement)

                                    COPY TO:
                            THOMAS C. DANIELS, ESQ.
                           JONES, DAY, REAVIS & POGUE
                                  NORTH POINT
                              901 LAKESIDE AVENUE
                             CLEVELAND, OHIO 44114
                                 (216) 586-3939
                            ------------------------

    This statement is filed in connection with (check the appropriate box):

a. [ ] The filing of solicitation materials or an information statement subject to Regulation 14A, Regulation 14C or Rule 13e-3(c) [sec. 240.13e-3(c)] under the Securities Exchange Act of 1934.

b. [ ] The filing of a registration statement under the Securities Act of 1933.

c. [X] A tender offer.

d. [ ] None of the above.

     Check the following box if the soliciting materials or information statement referred to in checking box (a) are preliminary copies: [ ]
                            ------------------------

                           CALCULATION OF FILING FEE

------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
                TRANSACTION VALUATION                                  AMOUNT OF FILING FEE
------------------------------------------------------------------------------------------------------------
                   $486,477,721.00                                          $97,294.00

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[X] Check box if any part of the fee is offset as provided by Rule 0-11(a)(2)
    and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

AMOUNT PREVIOUSLY PAID: $97,294.00     FILING PARTY: N.A.J., CO. LTD.

FORM OR REGISTRATION NO: SCHEDULE
  14D-1                                DATE FILED: NOVEMBER 18, 1999


                               Page 1 of 8 Pages

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


     This Transaction Statement on Schedule 13E-3, filed on November 18, 1999 and amended on November 26, 1999, November 30, 1999, December 7, 1999 and December 13, 1999 (as amended, the "Schedule 13E-3"), relating to the offer by N.A.J. Co., Ltd., a joint stock corporation ("kabushiki kaisha") organized under the laws of Japan ("NAJ"), to purchase all outstanding shares of the Common Stock, no par value (the "Common Stock"), and American Depositary Shares, each representing one-half of one share of Common Stock, that are beneficially owned by shareholders of Amway Japan Limited, a joint stock corporation ("kabushiki kaisha") organized under the laws of Japan ("AJL"), is hereby amended and supplemented as set forth in this Amendment No. 5. Capitalized terms used but not defined herein have the meanings assigned to them in the Schedule 14D-1 of NAJ filed with the Securities and Exchange Commission on November 18, 1999, as amended by Amendment No. 1 on November 26, 1999, Amendment No. 2 on November 30, 1999, Amendment No. 3 on December 7, 1999, Amendment No. 4 on December 13, 1999 and Amendments No. 5 and No. 6 on December 17, 1999 (the "Schedule 14D-1"). The information set forth in the Schedule 14D-1 is hereby expressly incorporated herein by reference.

ITEM 2. IDENTITY AND BACKGROUND.



     The information set forth in Item 2 is hereby amended to add the following:



     This Statement is filed by NAJ, ALAP Hold Co., Ltd., the Company, Stephen
A. Van Andel and Richard M. DeVos, Jr. Messrs. Van Andel and DeVos are United States citizens. The business address for each of Messrs. Van Andel and DeVos is 7575 Fulton Street, East, Ada, Michigan 49355.


ITEM 8. FAIRNESS OF THE TRANSACTION.

     The information set forth in Item 8 is hereby amended to read as follows:


          (a) - (e) The information set forth in "Introduction," "Special Factors -- Background of the Offer; Recommendation of Disinterested Directors; Reasons for Recommendation; Opinion of Financial Advisor to the Disinterested Directors" in the Offer to Purchase is incorporated herein by reference. In addition, the Disinterested Directors were also aware of, and considered, the fact that the recent market price for the Shares represented a historical low for the Shares.



     NAJ and ALAP believe that the consideration to be received by the Public Shareholders pursuant to the Offer is fair. NAJ and ALAP base this belief on the following facts: (i) the fact that the Disinterested Directors concluded that the Offer is fair to, and in the best interests of, the Public Shareholders,
(ii) notwithstanding the fact that Goldman Sachs' opinion was provided solely for the information and assistance of the Disinterested Directors and that NAJ and ALAP are not entitled to rely on such opinion, the fact that the Disinterested Directors received an opinion from Goldman Sachs that the (Yen) 1,490 per share in cash to be received by the Public Shareholders pursuant to the Offer is fair from a financial point of view to the Public Shareholders,
(iii) the historical and projected financial performance of AJL, (iv) NAJ's and ALAP's assessment of future economic conditions in Japan, (v) the consideration to be paid in the Offer represents a premium of 50.5% over the closing price for November 15, 1999, the last full trading day in Japan prior to the public announcement of the Offer and (vi) the Offer will provide consideration to be paid to the Public Shareholders entirely in cash.
In addition, for the reasons set forth in the second full paragraph under "Special Factors -- Reasons for the Recommendation of the Disinterested Directors," NAJ and ALAP believe that the Offer is procedurally fair. NAJ and ALAP did not find it practicable to assign, nor did it assign, relative weights to the individual factors considered in reaching these conclusions as to fairness of the Offer. Messrs. DeVos and Van Andel believe that the transaction is fair, including procedurally fair, for the reasons set forth above.



     (f) Not applicable.



ITEM 9. REPORTS, OPINIONS, APPRAISALS AND CERTAIN NEGOTIATIONS.



     The information set forth in Item 9 is hereby amended by replacing the last sentence of the second paragraph under "Special Factors -- Opinion of the Financial Advisor to the Disinterested Directors -- Comparison of Selected Transactions" with the following:



     Because the analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their advisors, none of the Disinterested Directors or Goldman Sachs assumes responsibility if future results are different from those forecast.

ITEM 17. MATERIAL TO BE FILED AS EXHIBITS.





(a)   (1)    Form of Senior Bank Financing Commitment Letter among NAJ,
             ALAP Apple Hold Co., L.P., New AAP Limited, Amway
             Corporation and Morgan Guaranty Trust Company of New York,
             Tokyo Branch, dated November 15, 1999 (incorporated herein by reference to Exhibit (b)(1) of the Schedule 14D-1 of
             N.A.J. Co., Ltd. and ALAP Hold Co., Ltd. filed with the
             Commission on November 18, 1999 and amended on November 26,
             1999, November 30, 1999, December 7, 1999, December 13, 1999
             and December 17, 1999 (the "Schedule 14D-1")).**
      (2)    Form of Term Sheet Regarding Credit Facility (incorporated herein by reference to Exhibit (b)(2) of the Schedule
             14D-1).**
(b)   (1)    Fairness Opinion of Goldman, Sachs & Co., dated November 15,
             1999.**
      (2)    Presentation Materials of Goldman Sachs & Co., dated
             November 15, 1999.**
      (3)    Presentation Materials of Morgan Stanley & Co. Incorporated,
             dated September 21, 1999.**
(c)   (1)    Form of Tender Offer Agreement, dated November 15, 1999 by and among AJL, NAJ and ALAP (incorporated herein by
             reference to Exhibit (c)(1) of the Schedule 14D-1).**
      (2)    Form of Shareholder and Voting Agreement, by and among ALAP,
             NAJ and Certain Shareholders of AJL, dated as of November
             15, 1999 (incorporated herein by reference to Exhibit (c)(2)
             of the Schedule 14D-1).**
      (3)    Form of English translation of Memorandum Regarding Merger between NAJ and AJL, dated November 15, 1999 (incorporated herein by reference to Exhibit (c)(3) of the Schedule 14D-
             1).**
(d)   (1)    Form of Offer to Purchase, dated November 18, 1999
             (incorporated herein by reference to Exhibit (a)(1) of the
             Schedule 14D-1).**
      (2)    Form of Letter of Transmittal (incorporated herein by
             reference to Exhibit (a)(2) of the Schedule 14D-1).**
      (3)    Form of Letter to Brokers, Dealers, Commercial Banks, Trust
             Companies and Other Nominees (incorporated herein by
             reference to Exhibit (a)(3) of the Schedule 14D-1).**
      (4)    Form of Letter to Clients for Use by Brokers, Dealers,
             Commercial Banks, Trust Companies and Other Nominees
             (incorporated herein by reference to Exhibit (a)(4) of the
             Schedule 14D-1).**
      (5)    Form of Guidelines for Certification of Taxpayer
             Identification Number on Substitute Form W-9 (incorporated herein by reference to Exhibit (a)(5) of the Schedule
             14D-1).**
      (6)    Form of Letter to AJL's Holders of Common Stock and ADSs
             (incorporated herein by reference to Exhibit (a)(6) of the
             Schedule 14D-1).**
      (7)    Form of Press Release "Amway Japan's Principal Shareholders
             to Commence Tender Offer for Outstanding Public Shares"
             issued by AJL and the Principal Shareholders on November 15,
             1999 (incorporated herein by reference to Exhibit (a)(7) of the Schedule 14D-1).**
      (8)    Form of English translation of Additional Information to the
             Press Release on November 15, 1999 (incorporated herein by reference to Exhibit (a)(8) of the Schedule 14D-1).**
      (9)    Form of English translation of Notice of Approval of Tender
             Offer, dated November 15, 1999 (incorporated herein by
             reference to Exhibit (a)(9) of the Schedule 14D-1).**
     (10)    Form of English translation of Announcement of Approval of
             Tender Offer, dated November 15, 1999 (incorporated herein by reference to Exhibit (a)(10) of the Schedule 14D-1).**
     (11)    Form of English translation of Announcement of Merger, dated
             November 15, 1999 (incorporated herein by reference to
             Exhibit (a)(11) of the Schedule 14D-1).**
     (12)    Form of Statement for AJL Distributors, dated November 15,
             1999 (incorporated herein by reference to Exhibit (a)(12) of the Schedule 14D-1).**

     (13)    Form of Statement for AJL Employees on Electronic Bulletin
             Board, dated November 15, 1999 (incorporated herein by reference to Exhibit (a)(13) of the Schedule 14D-1).**
     (14)    Form of Communications to Amway Distributors, dated November
             15, 1999 (incorporated herein by reference to Exhibit
             (a)(14) of the Schedule 14D-1).**
     (15)    Form of Tender Offer Announcement to Amway Management and
             Employees, dated November 15, 1999 (incorporated herein by reference to Exhibit (a)(15) of the Schedule 14D-1).**
     (16)    Form of Memorandum to Diamonds Direct Distributors, dated
             November 16, 1999 (incorporated herein by reference to Exhibit (a)(16) of the Schedule 14D-1).**
     (17)    Form of Press Release "Amway Japan's Principal Shareholders
             Commence Tender Offer For Outstanding Public Shares" issued by AJL and the Public Shareholders on November 18, 1999
             (incorporated herein by reference to Exhibit (a)(17) of the Schedule 14D-1).**
     (18) Form of English translation of Report of Announcement of Opinion, dated November 18, 1999 (incorporated herein by reference to Exhibit (a)(18) of the Schedule 14D-1).**
     (19)    Form of English translation of the Public Notice, dated
             November 18, 1999 (incorporated herein by reference to Exhibit (a)(19) of the Schedule 14D-1).**
     (20)    Form of Summary Advertisement published on November 18, 1999
             (incorporated herein by reference to Exhibit (a)(20) of the Schedule 14D-1).**
     (21)    Form of English translations of Japanese Tender Offer
             Explanatory Statement and Tender Offer Application Form, dated November 18, 1999 (incorporated herein by reference to Exhibit (a)(21) of the Schedule 14D-1).**
     (22)    Form of Trustee Direction Form from the 401(k) Trustee
             (incorporated herein by reference to Exhibit (a)(22) of the Schedule 14D-1).**
     (23)    Form of Letter to Participants of the 401(k) Plan
             (incorporated herein by reference to Exhibit (a)(23) of the Schedule 14D-1).**
     (24)    Form of Letter to AJL Shareholders from AJL, dated November
             1999 (incorporated herein by reference to Exhibit (a)(24) of the Schedule 14D-1).**
     (25)    Form of Letter to AJL Shareholders from NAJ, dated November
             1999 (incorporated herein by reference to Exhibit (a)(25) of the Schedule 14D-1).**
     (26) Form of Question and Answer Memorandum to Distributors, dated December 2, 1999 (incorporated herein by reference to Exhibit (a)(26) of the Schedule 14D-1).**
     (27)    Form of English translation of the Public Notice, dated
             December 7, 1999 (incorporated herein by reference to Exhibit (a)(27) of the Schedule 14D-1).**
     (28)    Form of English translation of Japanese Tender Offer
             Registration Statement, amended on December 7, 1999
             (incorporated herein by reference to Exhibit (a)(28) of the Schedule 14D-1).**
(e)          Not applicable.
(f)          Not applicable.
(g) Consent of Deloitte Touche Tohmatsu (incorporated herein by reference to Exhibit (g) of the Schedule 14D-1).**
(h) Power of Attorney for NAJ (incorporated herein by reference to Exhibit (h) of the Schedule 14D-1).**


** Previously filed as exhibits to the Transaction Statement on Schedule 13E-3 filed by NAJ on November 18, 1999 and amended on November 26, 1999, November 30, 1999, December 7, 1999 and December 13, 1999.

                                   SIGNATURES

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: December 17, 1999  N.A.J. CO., LTD.


                                          By: /s/ LAWRENCE M. CALL
                                            ------------------------------------
                                              Name: Lawrence M. Call
                                            Title:  Attorney-in-Fact

                                          ALAP HOLD CO., LTD.
                                          By: AP NEW CO., LLC, as general
                                              partner

                                          By: /s/ CRAIG N. MEURLIN
                                            ------------------------------------
                                              Name: Craig N. Meurlin
                                            Title:  Manager

                                          AMWAY JAPAN LIMITED

                                          By: /s/ RICHARD S. JOHNSON
                                            ------------------------------------
                                              Name: Richard S. Johnson
                                            Title:  President and Representative
                                              Director


                                          By: /s/ RICHARD M. DEVOS, JR.

                                            ------------------------------------


                                          By: /s/ STEPHEN A. VAN ANDEL

                                            ------------------------------------

                                 EXHIBIT INDEX


EXHIBIT NO.                            DESCRIPTION
-----------                            -----------
(a)   (1)      Form of Senior Bank Financing Commitment Letter among NAJ,
               ALAP Apple Hold Co., L.P., New AAP Limited, Amway
               Corporation and Morgan Guaranty Trust Company of New York,
               Tokyo Branch, dated November 15, 1999 (incorporated herein by reference to Exhibit (b)(1) of the Schedule 14D-1 of
               N.A.J. Co., Ltd. and ALAP Hold Co., Ltd. filed with the
               Commission on November 18, 1999 and amended on November 26,
               1999, November 30, 1999, December 7, 1999, December 13, 1999
               and December 17, 1999 (the "Schedule 14D-1")).**
      (2)      Form of Term Sheet Regarding Credit Facility (incorporated herein by reference to Exhibit (b)(2) of the Schedule
               14D-1).**
(b)   (1)      Fairness Opinion of Goldman, Sachs & Co., dated November 15,
               1999.**
      (2)      Presentation Materials of Goldman Sachs & Co., dated
               November 15, 1999.**
      (3)      Presentation Materials of Morgan Stanley & Co. Incorporated,
               dated September 21, 1999.**
(c)    (1)     Form of Tender Offer Agreement, dated November 15, 1999 by and among AJL, NAJ and ALAP (incorporated herein by
               reference to Exhibit (c)(1) of the Schedule 14D-1).**
      (2)      Form of Shareholder and Voting Agreement, by and among ALAP,
               NAJ and Certain Shareholders of AJL, dated as of November
               15, 1999 (incorporated herein by reference to Exhibit (c)(2)
               of the Schedule 14D-1).**
      (3)      Form of English translation of Memorandum Regarding Merger between NAJ and AJL, dated November 15, 1999 (incorporated herein by reference to Exhibit (c)(3) of the Schedule
               14D-1).**
(d)   (1)      Form of Offer to Purchase, dated November 18, 1999
               (incorporated herein by reference to Exhibit (a)(1) of the
               Schedule 14D-1).**
      (2)      Form of Letter of Transmittal (incorporated herein by
               reference to Exhibit (a)(2) of the Schedule 14D-1).**
      (3)      Form of Letter to Brokers, Dealers, Commercial Banks, Trust
               Companies and Other Nominees (incorporated herein by
               reference to Exhibit (a)(3) of the Schedule 14D-1).**
      (4)      Form of Letter to Clients for Use by Brokers, Dealers,
               Commercial Banks, Trust Companies and Other Nominees
               (incorporated herein by reference to Exhibit (a)(4) of the
               Schedule 14D-1).**
      (5)      Form of Guidelines for Certification of Taxpayer
               Identification Number on Substitute Form W-9 (incorporated herein by reference to Exhibit (a)(5) of the Schedule
               14D-1).**
      (6)      Form of Letter to AJL's Holders of Common Stock and ADSs
               (incorporated herein by reference to Exhibit (a)(6) of the
               Schedule 14D-1).**
      (7)      Form of Press Release "Amway Japan's Principal Shareholders
               to Commence Tender Offer for Outstanding Public Shares"
               issued by AJL and the Principal Shareholders on November 15,
               1999 (incorporated herein by reference to Exhibit (a)(7) of the Schedule 14D-1).**
      (8)      Form of English translation of Additional Information to the
               Press Release on November 15, 1999 (incorporated herein by reference to Exhibit (a)(8) of the Schedule 14D-1).**
      (9)      Form of English translation of Notice of Approval of Tender
               Offer, dated November 15, 1999 (incorporated herein by
               reference to Exhibit (a)(9) of the Schedule 14D-1).**
     (10)      Form of English translation of Announcement of Approval of
               Tender Offer, dated November 15, 1999 (incorporated herein by reference to Exhibit (a)(10) of the Schedule 14D-1).**
     (11)      Form of English translation of Announcement of Merger, dated
               November 15, 1999 (incorporated herein by reference to
               Exhibit (a)(11) of the Schedule 14D-1).**
     (12)      Form of Statement for AJL Distributors, dated November 15,
               1999 (incorporated herein by reference to Exhibit (a)(12) of the Schedule 14D-1).**

EXHIBIT NO.                            DESCRIPTION
-----------                            -----------
     (13)      Form of Statement for AJL Employees on Electronic Bulletin
               Board, dated November 15, 1999 (incorporated herein by
               reference to Exhibit (a)(13) of the Schedule 14D-1).**
     (14)      Form of Communications to Amway Distributors, dated November
               15, 1999 (incorporated herein by reference to Exhibit
               (a)(14) of the Schedule 14D-1).**
     (15)      Form of Tender Offer Announcement to Amway Management and
               Employees, dated November 15, 1999 (incorporated herein by reference to Exhibit (a)(15) of the Schedule 14D-1).**
     (16)      Form of Memorandum to Diamonds Direct Distributors, dated
               November 16, 1999 (incorporated herein by reference to
               Exhibit (a)(16) of the Schedule 14D-1).**
     (17)      Form of Press Release "Amway Japan's Principal Shareholders
               Commence Tender Offer For Outstanding Public Shares" issued by AJL and the Public Shareholders on November 18, 1999
               (incorporated herein by reference to Exhibit (a)(17) of the
               Schedule 14D-1).**
     (18)      Form of English translation of Report of Announcement of
               Opinion, dated November 18, 1999 (incorporated herein by
               reference to Exhibit (a)(18) of the Schedule 14D-1).**
     (19)      Form of English translation of the Public Notice, dated
               November 18, 1999 (incorporated herein by reference to
               Exhibit (a)(19) of the Schedule 14D-1).**
     (20)      Form of Summary Advertisement published on November 18, 1999
               (incorporated herein by reference to Exhibit (a)(20) of the
               Schedule 14D-1).**
     (21)      Form of English translations of Japanese Tender Offer
               Explanatory Statement and Tender Offer Application Form,
               dated November 18, 1999 (incorporated herein by reference to
               Exhibit (a)(21) of the Schedule 14D-1).**
     (22)      Form of Trustee Direction Form from the 401(k) Trustee
               (incorporated herein by reference to Exhibit (a)(22) of the
               Schedule 14D-1).**
     (23)      Form of Letter to Participants of the 401(k) Plan
               (incorporated herein by reference to Exhibit (a)(23) of the
               Schedule 14D-1).**
     (24)      Form of Letter to AJL Shareholders from AJL, dated November
               1999 (incorporated by reference to Exhibit (a)(24) of the
               Schedule 14D-1).**
     (25)      Form of Letter to AJL Shareholders from NAJ, dated November
               1999 (incorporated herein by reference to Exhibit (a)(25) of the Schedule 14D-1).**
     (26)      Form of Question and Answer Memorandum to Distributors,
               dated December 2, 1999 (incorporated herein by reference to
               Exhibit (a)(26) of the Schedule 14D-1).**
     (27)      Form of English translation of the Public Notice, dated
               December 7, 1999 (incorporated herein by reference to
               Exhibit (a)(27) of the Schedule 14D-1).**
     (28)      Form of English translation of Japanese Tender Offer
               Registration Statement, amended on December 7, 1999
               (incorporated herein by reference to Exhibit (a)(28) of the
               Schedule 14D-1).**
(e)            Not applicable.
(f)            Not applicable.
(g)            Consent of Deloitte Touche Tohmatsu (incorporated herein by reference to Exhibit (g) of the Schedule 14D-1).**
(h)            Power of Attorney for NAJ (incorporated herein by reference to Exhibit (h) of the Schedule 14D-1).**


** Previously filed as exhibits to the Transaction Statement on Schedule 13E-3 filed by NAJ on November 18, 1999 and amended on November 26, 1999, November 30, 1999, December 7, 1999 and December 13, 1999.